UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 17, 2017
Southside Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)
Texas	0-12247	75-1848732
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 S. Beckham, Tyler, Texas	75701
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:	(903) 531-7111

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 17, 2017, the Board of Directors of Southside Bancshares, Inc. (the “Company”) appointed Michael Bosworth to fill a vacancy on the Board and to serve on the Board's Risk Committee.

Mr. Bosworth, 65, is the President and Chairman of the Board of Directors of Bosworth & Associates, an insurance agency founded by his father. Mr. Bosworth has extended the agency's influence as one of the leading insurance agencies in Tyler and East Texas. Mr. Bosworth has earned the designation of Accredited Advisor of Insurance (AAI) and the Certified Insurance Counselor (CIC) designation through the National Alliance of Insurance Education, and he is also a Certified Workers Compensation Advisor (CWCA). Mr. Bosworth specializes in risk management consulting and oversees all other aspects of the firm. Mr. Bosworth is also a director of Southside Bank having served in that capacity since June 2015.

Mr. Bosworth will stand for election at the 2017 Annual Meeting of the Company's shareholders, and, if re-elected will thereafter join the class of directors that will stand for reelection at the 2019 Annual Meeting.

In 2016, the Company purchased from Bosworth & Associates various insurance policies, the premiums for which were $707,102, and the commissions earned by Bosworth & Associates were $111,440 in 2016. Bosworth & Associates is owned by Mr. Bosworth and his wife. There are no arrangements between Mr. Bosworth and any other person pursuant to which Mr. Bosworth was selected as a director.

As of the date of his election to the Board, Mr. Bosworth will participate in the Company's compensation plans for non-employee directors, as described in the Company's proxy statement dated March 22, 2016 and filed with the Securities and Exchange Commission on such date.

The vacancy on the Board filled by Mr. Bosworth was created as a result of the death of Dr. Paul Powell. “We are sad to report, on December 28, 2016, Dr. Paul Powell, a director of the Company since 1999, passed away after a brief illness. We were blessed by Dr. Powell’s leadership. His valuable and dedicated service as a director of the Company will be greatly missed,” stated Lee R. Gibson, President and Chief Executive Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southside Bancshares, Inc.

	By:	/s/ Julie N. Shamburger
Julie N. Shamburger
Executive Vice President & Chief Financial Officer
Date: January 23, 2017